Filed Pursuant to Rule 433

Registration Statement No. 333-218972

Issuer Free Writing Prospectus dated June 28, 2017

Relating to Preliminary Prospectus Supplement dated June 26, 2017

BAIDU, INC.

Pricing Term Sheets

2.875% Notes due 2022 (the “2022 Notes”)

Issuer:	Baidu, Inc.
Principal Amount:	US$900,000,000
Maturity Date:	July 6, 2022
Coupon (Interest Rate):	2.875%
Public Offering Price:	99.470% of face amount
Ranking:	Senior unsecured
Format:	SEC registered
Listing:	Approval in-principle has been received for the listing and quotation of the 2022 Notes on the SGX-ST.
Minimum Denomination:	US$200,000 and integral multiples of US$1,000 in excess thereof
Yield to Maturity:	2.990%
Spread to Benchmark Treasury:	1.180%
Benchmark Treasury:	1.750% due 05/31/2022
Benchmark Treasury Price and Yield:	99-23 and 1.810%
Interest Payment Dates:	January 6 and July 6, commencing January 6, 2018
Interest Payment Record Dates:	June 21 and December 21
Optional Redemption:	Make Whole Call at any time at a redemption price equal to the greater of 100% and a discount rate of the Treasury Yield plus 20 basis points.
Trade Date:	June 28, 2017
Settlement Date:	July 6, 2017
CUSIP / ISIN:	056752 AH1 / US056752AH11
Issue Ratings*:	Moody’s: A3 (Review for Downgrade); Fitch: A (Rating Watch Negative)
Issuer Ratings**:	Moody’s: A3 (Review for Downgrade); Fitch: A (Rating Watch Negative)
Joint Bookrunners:	Goldman Sachs (Asia) L.L.C. J.P. Morgan Securities LLC The Hongkong and Shanghai Banking Corporation Limited
Co-Managers:	Morgan Stanley & Co. International plc DBS Bank Ltd. China International Capital Corporation Hong Kong Securities Limited

3.625% Notes due 2027 (the “2027 Notes”)

Issuer:	Baidu, Inc.
Principal Amount:	US$600,000,000
Maturity Date:	July 6, 2027
Coupon (Interest Rate):	3.625%
Public Offering Price:	99.576% of face amount
Ranking:	Senior unsecured
Format:	SEC registered
Listing:	Approval in-principle has been received for the listing and quotation of the 2027 Notes on the SGX-ST.
Minimum Denomination:	US$200,000 and integral multiples of US$1,000 in excess thereof
Yield to Maturity:	3.676%
Spread to Benchmark Treasury:	1.450%
Benchmark Treasury:	2.375% due 05/15/2027
Benchmark Treasury Price and Yield:	101-10 and 2.226%
Interest Payment Dates:	January 6 and July 6, commencing January 6, 2018
Interest Payment Record Dates:	June 21 and December 21
Optional Redemption:	Make Whole Call at any time at a redemption price equal to the greater of 100% and a discount rate of the Treasury Yield plus 25 basis points.
Trade Date:	June 28, 2017
Settlement Date:	July 6, 2017
CUSIP / ISIN:	056752 AJ7 / US056752AJ76
Issue Ratings*:	Moody’s: A3 (Review for Downgrade); Fitch: A (Rating Watch Negative)
Issuer Ratings**:	Moody’s: A3 (Review for Downgrade); Fitch: A (Rating Watch Negative)
Joint Bookrunners:	Goldman Sachs (Asia) L.L.C. J.P. Morgan Securities LLC The Hongkong and Shanghai Banking Corporation Limited
Co-Managers:	Morgan Stanley & Co. International plc DBS Bank Ltd. China International Capital Corporation Hong Kong Securities Limited

*	A securities rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn at any time. Each rating should be evaluated independently of any other rating.
**	see “Risk Factors – Risks Related to the Notes – Our credit ratings may not reflect all risks of your investments in the Notes.” in the preliminary prospectus supplement.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by calling Goldman, Sachs & Co., an affiliate of Goldman Sachs (Asia) L.L.C., toll free at 1-866-471-2526, J.P. Morgan Securities LLC collect at 1-212-834-4533 or HSBC Securities (USA) Inc., an affiliate of The Hongkong and Shanghai Banking Corporation Limited, toll-free at 1-866-811-8049.

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